AMENDMENTS TO BYLAWS OF
                              JOHNSON OUTDOORS INC.
                         Amended as of December 16, 2002



The following sections were amended to read in their entirety as set forth below:

3.03 Tenure and Qualifications. Each director shall hold office until the next annual meeting of the shareholders and until his successor shall have been elected and, if necessary, qualified, or until his prior death, resignation or removal. A director may be removed by the shareholders only at a meeting of the shareholders called for the purpose of removing the director, and the meeting notice shall state that the purpose, or one of the purposes, of the meeting is the removal of the director. A director may be removed from office with or without cause only by the voting group entitled to vote in the election of such director. A director shall be removed if the number of votes cast to remove the director exceeds the number of votes cast not to remove such director. Except for a direct lineal descendant of H.F. Johnson Jr., no person shall be eligible for election as a director after such person has attained the age of 70. Any director who is an officer, who ceases as an officer shall cease as a director, unless the board shall determine otherwise. A director may resign at any time by delivering written notice which complies with the Wisconsin Business Corporation Law to the Board of Directors, to the Chairman of the Board, if any, or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date. Directors need not be residents of the State of Wisconsin or shareholders of the corporation.

4.01(b) Membership. The Board of Directors by resolution adopted by the affirmative vote of a majority of all directors then in office shall have the power to: (i) establish the number of membership positions on each Board Committee from time to time and change the number of membership positions on such Committee from time to time; provided each Board Committee shall consist of at least two members; (ii) appoint any director to membership on any Board Committee who shall be willing to serve on such Committee, with the exception of the Audit, Compensation, and Nomination Committees, which will only be comprised of independent directors; (iii) remove any person from membership on any Board Committee with or without cause; and (iv) appoint any director to membership on any Board Committee as an alternate member. A person's membership on any Board Committee shall automatically terminate when such person ceases to be a director of the corporation.

4.01(h) Definition of Independent Director. A director will be considered independent if he or she has not been employed by the Company as an executive officer within the past three years; is not a paid advisor or consultant to the Company

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          and derives no financial benefit from any entity as a result of advice or consulting services provided to the Company by such entity; is not an executive officer, director, or significant customer or supplier of the Company; has no personal services contract with the Company; is not an executive officer or director of a tax exempt entity receiving more than 5% of its annual contributions from the Company; is not a spouse, parent, child, or sibling of an executive officer of the Company; and is not an employee nor is deriving significant income from any other entity deemed to be a "Johnson Family Enterprise."

4.02 Executive Committee. The corporation shall have an Executive Committee. The Executive Committee shall be a Board Committee and shall be subject to the provisions of Section 4.01 (with the exception of 4.01(h)) of these bylaws. The Executive Committee shall assist the Board of Directors in developing and evaluating general corporate policies and objectives. The Executive Committee shall perform such specific assignments as shall be expressly delegated to it from time to time by the Board of Directors and shall (subject to the limitations specified in Section 4.01(d) of these bylaws or imposed by the Wisconsin Business Corporation Law) have the power to exercise, when the Board of Directors is not in session, the powers of the Board of Directors except to the extent expressly limited or precluded from exercising such powers in resolutions from time to time adopted by the Board of Directors. Meetings of the Executive Committee may be called at any time by any two members of the Committee. The time and place for each meeting shall be established by the members calling the meeting. The Board of Directors shall elect a director as the Chairman of the Executive Committee. The Chairman of the Executive Committee, when present, shall preside at all meetings of the Executive Committee.

4.03 Audit Committee. The corporation shall have an Audit Committee comprised solely of independent directors. The Audit Committee shall be a Board Committee and shall be subject to the provisions of Section
          4.01 of these bylaws. The Audit Committee shall: (a) annually select and appoint a firm of independent public accountants to act as auditors of the corporation; (b) review with the auditors in advance the scope of their annual audit; (c) review with the auditors and the management, from time to time, the corporation's accounting principles, policies and practices and its reporting policies and practices; (d) review with the auditors annually the results of their audit; (e) review from time to time with the auditors and the corporation's financial personnel the adequacy of the corporation's accounting, financial and operating controls; (f) review and approve transactions between the corporation or any subsidiary of the corporation and any shareholder who holds at least fifty percent of the total number of shares outstanding of the corporation's Class A Common Stock or Class B Common Stock (a "Controlling Shareholder") or any subsidiary of a Controlling Shareholder in

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          accordance with policies adopted by the Board of Directors; and (g)
          perform such other duties as shall from time to time be delegated to the Committee by the Board of Directors. The membership of the Audit Committee shall be determined by the Board of Directors as provided in
          Section 4.01 of these bylaws.

4.04 Compensation Committee. The corporation shall have a Compensation Committee comprised solely of independent directors. The Compensation Committee shall be a Board Committee and shall be subject to the provisions of Section 4.01 of these bylaws. The Compensation Committee shall have the authority to establish the compensation and benefits for directors, officers and, at the option of the Compensation Committee, other managerial personnel of the corporation and its subsidiaries, including, without limitation, fixing the cash compensation of such persons, establishing and administering compensation and benefit plans for such persons and determining awards thereunder, and entering into (or amending existing) employment and compensation agreements with any such persons. The Compensation Committee may also recommend persons to be elected as officers of the corporation or any of its subsidiaries to the Board of Directors. The Compensation Committee shall perform such other duties as shall from time to time be delegated to the Compensation Committee by the Board of Directors. The authority of the Compensation Committee shall be subject to such limitations and restrictions as may be imposed by the Board of Directors, which may delegate the authority to establish or administer specific employee compensation or benefit plans to one or more other Board Committees or one or more persons designated by the Board of Directors. The Compensation Committee shall consist solely of members of the Board of Directors who are not officers of the corporation. The membership of the Compensation Committee shall be determined by the Board of Directors as provided in Section 4.01 of these bylaws.

4.05 Nomination Committee. The Board of Directors shall appoint a Nomination Committee comprised solely of independent directors. The Nomination Committee shall be subject to the provisions of Section
          4.01 of these bylaws. The primary functions of the Committee shall be to (a) propose to the Board a slate of nominees for election by the shareholders at the annual meeting of shareholders and prospective director candidates in the event of the resignation, death or retirement of directors or a change in Board composition requirements;
          (b) review candidates recommended by shareholders for election to the Board; (c) propose to the Board, nominees to serve on each of the Board's committees and prospective committee candidates in the event of the resignation, death, or retirement of committee members or a change in committee composition requirements; and (d) develop plans regarding the size and composition of both the Board and its committees. The membership of the

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          Nomination Committee shall be determined by the Board of Directors as provided in Section 4.01 of these bylaws.


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